EXHIBIT 5.2
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                   LIEBMANN, CONWAY, OLEJNICZAK & JERRY, S.C.
                         A Wisconsin Service Corporation
                          Attorneys & Counselors at Law
                             231 South Adams Street
                           Green Bay, Wisconsin 54301
                                 P. O. Box 23200
                         Green Bay, Wisconsin 54305-3200

                                 August 2, 2002

Powell Goldstein, Frazer & Murphy LLP
191 Peachtree Street, NE, 16th Floor
Atlanta, Georgia 30303

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     As counsel to Nicolet Bankshares, Inc. (the "Company"), Powell, Goldstein, Frazer & Murphy, LLP will extend an opinion to the Company in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of an aggregate of 410,000 shares (the "Shares") of common stock, $0.01 par value, of the Company, to be offered and sold by the Company pursuant to the Nicolet Bankshares, Inc. 2002 Stock Incentive Plan and Nicolet National Bank 2000 Stock Incentive Plan (the "Plans"). You have requested Liebmann, Conway, Olejniczak & Jerry, S.C. to provide a backup opinion relative to the application of Wisconsin law to the issuance of the shares.

     We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the shares to be issued pursuant to the Plans as we have deemed necessary and advisable. In such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate governmental officials.

     We are members of the Bar of the State of Wisconsin only and do not hold ourselves out as experts on the law of any other state. Therefore, this opinion does not relate to the federal laws of the United States of America or the laws of any jurisdiction except the State of Wisconsin. We express no opinion and make no representation with regard to the transactions described in the Registration Statement as it may relate to any applicable federal or state securities or blue sky laws.

     Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been duly authorized and that upon the issuance and delivery of the Shares and payment therefor as provided in the Plans and as


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contemplated  by  the  Registration  Statement,  such Shares will be legally and validly  issued,  fully  paid  and  non-assessable.

     This opinion is rendered solely for your benefit in connection with the preparation of the Powell, Goldstein, Frazer & Murphy, LLP legal opinion to be delivered to the Company for the purpose of the Registration Statement. This opinion may not be used or relied upon for any other purpose, or furnished to, used by, or referred to by any other party, or copied, quoted or referred to in any other report or document, or filed with any governmental authority, without the prior written consent of this firm. We do consent, however, to the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,

LIEBMANN, CONWAY, OLEJNICZAK & JERRY, S.C.


By:  /s/ Liebmann, Conway, Olejniczak & Jerry, S.C.


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